Mail Stop 6010


November 3, 2005



Leonard A. Rosenbaum, Chief Executive Officer
CVD Equipment Corporation
1860 Smithtown Avenue
Ronkonkoma, New York  11779


Via U S Mail and FAX [(631) 981-7095 ]


	Re:	CVD Equipment Corporation
		Form 10-KSB for the fiscal year ended December 31, 2004 Forms 10-QSB for the quarters ended March 31 and June
30,2005
		File No.  1-16525


Dear Mr. Rosenbaum:
	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,


								Martin F. James
								Senior Assistant Chief
Accountant

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